Exhibit 99.1
Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 340-7731
lvanraemdonck@championhomes.net
or
Phyllis Knight
Executive Vice President and CFO
(248) 340-9090
Champion Enterprises Reports Net Income of $0.05 Per Diluted Share
for the Fourth Quarter of 2006;
Revenues Increase 7 Percent to $1.4 Billion for the Year
International Expansion and Modular Sales, Representing 39 Percent of Consolidated Revenues, Help Offset Weakness in the U.S. HUD-Code and Broader Housing Markets
AUBURN HILLS, Mich., Feb. 13, 2007 – Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced results for its fourth quarter and fiscal year ended Dec. 30, 2006. Revenues for the quarter decreased 20 percent to $300.9 million compared to $375.5 million for the fourth quarter of 2005. Net income for the quarter totaled $3.6 million, or $0.05 per diluted share, compared to net income of $6.0 million, or $0.08 per diluted share, for the same period of the prior year, which was reduced by a loss on debt retirement of $9.0 million.
Revenues for the full year 2006 increased 7.2 percent to $1.36 billion compared to $1.27 billion reported for 2005. Net income for 2006 totaled $138.3 million, or $1.78 per diluted share, compared to net income of $37.8 million, or $0.48 per diluted share, in 2005. Net income in 2006 included $101.9 million of income from the reversal of the previously recorded deferred tax asset valuation allowance. Income from continuing operations before income taxes declined modestly to $43.1 million in 2006 from $45.5 million in 2005.
Operating Highlights – North American Manufacturing Segment
•	North American manufacturing (“manufacturing segment”) net sales for the fourth quarter decreased 28 percent to $250.8 million compared to $350.2 million in the same period of the prior year. The fourth quarter of 2005 included approximately $47 million of revenues from the sale of 1,372 manufactured homes to FEMA. Excluding the shipments to FEMA, net sales fell 17 percent.

Champion Enterprises Reports Net Income of $0.05 Per Diluted Share for the Fourth Quarter of 2006;
Revenues Increase 7 Percent to $1.4 Billion for the Year

•	Revenues from the sale of modular homes in the quarter were essentially flat to the prior year at $86 million, representing 34 percent of total manufacturing segment sales. For the year ended Dec. 30, 2006, manufacturing segment modular revenues and unit sales increased 30 percent and 18 percent, respectively, compared to 2005. Organic growth in modular sales totaled 4 percent for the year.

•	Manufacturing segment income for the fourth quarter decreased to $15.0 million from $27.0 million in the fourth quarter of 2005 on lower sales and the absence of the non-recurring sales to FEMA.

•	Manufacturing segment margins were 6.0 percent compared to 7.7 percent in the fourth quarter of 2005 and 6.8 percent for the year compared to 7.6 percent in 2005. These year-over-year margin declines were the result of lower unit volumes, weak incoming order rates and low backlog levels throughout most of 2006.

•	Manufacturing segment backlogs ended the year at $36 million, down from $147 million at the end of 2005 and $78 million at the end of the third quarter. A significant portion of the decline during the fourth quarter came from the Company’s policy change at the Alberta, Canada facility, where demand continues to be strong but reported backlog declined as a result of implementing a production allocation schedule limiting orders to a forward three month period.

•	During the first quarter of 2007, the Company idled one of its plants in Florida where it continues to operate two facilities. No impairment charges will be recorded from the idling of this facility. Since mid-2006, the Company has idled or closed five manufacturing facilities and now operates 27 plants in the United States and two in Western Canada. In light of current market conditions, the Company will continue to review its manufacturing plant base and, where possible, may further consolidate its operations.
Operating Highlights – International Manufacturing Segment
•	International manufacturing (“international segment”) consists of Caledonian Building Systems which was acquired in April 2006. International segment sales totaled $32.6 million for the quarter, up from $30.9 million last quarter.

•	International segment income improved to $2.5 million for the period, up from $2.0 million in the third quarter, resulting in a segment margin of 7.6 percent compared to 6.3 percent last quarter.

•	International segment order backlogs continue to strengthen, with firm contracts and orders pending contracts under framework agreements totaling approximately $225 million compared to approximately $185 million at the end of last quarter.

•	During the fourth quarter of 2006, the Company began operating a newly constructed fourth factory at the same site as its existing operations in the United Kingdom. This fourth facility is expected to reach full utilization by late-2007.

Champion Enterprises Reports Net Income of $0.05 Per Diluted Share for the Fourth Quarter of 2006;
Revenues Increase 7 Percent to $1.4 Billion for the Year

Operating Highlights – Retail Segment
•	The Company’s California-based retail segment reported fourth quarter 2006 revenues of $23.7 million compared to $34.6 million for the same period last year.

•	Retail segment income totaled $1.3 million for the quarter compared to $2.1 million in 2005, and the segment margins were 5.6 percent compared to 6.1 percent for the fourth quarter of 2005.

•	While market conditions in California remain difficult, the Company has consolidated its operations and reduced its operating expenses, resulting in continued strength in its retail operating margins which, for the year, reached 6.5 percent compared to 6.0 percent in 2005.
Other Highlights
•	The Company repurchased $7.0 million of its Senior Notes due 2009 for cash totaling $6.9 million and made a voluntary repayment of its term loan due 2012 of $27.8 million during the quarter, resulting in a pretax loss of $0.4 million. Long-term debt decreased 11 percent to $252.4 million at the end of the fourth quarter compared to $283.7 million at the end of last quarter.

•	Cash and cash equivalents totaled $70.2 million at the end of the quarter compared to $106.4 million at the end of the third quarter. The decrease was primarily due to $35.1 million of cash used for debt repayments.

•	Cash flow from continuing operations totaled $60 million for the year ended Dec. 30, 2006 compared to $38 million in 2005.

•	Available U.S. federal tax loss carryforwards totaled approximately $178 million at Dec. 30, 2006.
“Companywide our modular sales, which increased 32 percent during the fourth quarter, now represent nearly 40 percent of consolidated revenues,” said William Griffiths, chairman, president and CEO of Champion Enterprises, Inc. “The domestic and international modular diversification that we have achieved to-date drove our growth and profitability in a year of challenging markets and validates that our long-term diversification strategy represents a compelling opportunity for our future.
“Since the first quarter of 2006, the Company has been faced with increasingly difficult market conditions in both the manufactured and broader housing markets. Industry HUD-Code shipments fell 20 percent in 2006 while domestic modular starts declined 10 percent in the first nine months of 2006 and are expected to have declined even further in the fourth quarter. The broader housing market experienced its worst decline since 1991, with housing starts down 13 percent, and sales of existing homes fell over 8 percent for the year,” continued Griffiths. “Despite this significant market weakness, our strategic focus to drive strong cash returns and reinvest our cash in growth through acquisitions, coupled with our strategy to improve modular sales, allowed us to grow revenues by over 7 percent this year.

Champion Enterprises Reports Net Income of $0.05 Per Diluted Share for the Fourth Quarter of 2006;
Revenues Increase 7 Percent to $1.4 Billion for the Year

“We have aggressively addressed capacity issues throughout the U.S. as market conditions have changed and, as a result, continue to report manufacturing segment margins near our historical highs despite the weakest HUD-Code market conditions since 1961.” Griffiths concluded, “In addition, our efforts to diversify our operations internationally helped to soften the impact of U.S. housing markets on Champion this year, and we are well positioned for further growth in this segment of our business.”
Fourth Quarter 2006 Conference Call
Champion Enterprises will host a conference call on Wednesday, Feb. 14, 2007 at 11 a.m. EST to discuss these results and current business trends. To listen to the call, please call (888) 419-5570 for domestic callers or (617) 896-9871 for international callers. The passcode is 44204980. The call may also be heard live at www.championhomes.com under the investor relations link.
A telephone replay of the call will be available approximately one hour after the call’s conclusion through Wednesday, Feb. 28, 2007. To access the telephone replay, please call (888) 286-8010 for domestic callers or (617) 801-6888 for international callers. The passcode is 79443695. The webcast replay will be available on the Company’s Web site under the investor relations link for 90 days.
About Champion
Auburn Hills, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 33 manufacturing facilities in North America and the United Kingdom and partners with over 3,000 independent retailers, builders and developers. Champion produces manufactured and modular homes through its family of homebuilders, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.
Forward-Looking Statements
This news release contains certain statements, including statements regarding the absence of impairment charges, future plant consolidation, international segment order backlogs, factory utilization, growth in the international segment, opportunities from the Company’s long-term diversification strategy and expectations of domestic modular starts, each of which could be construed to be forward-looking statements within the meaning of the Securities and Exchange Act of 1934.
These statements reflect the Company’s views with respect to future plans, events and financial performance. The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The Company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward-looking statements. These factors are discussed in the Company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward-Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference.

CHB/ 5
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

	(UNAUDITED)
	Three Months Ended			Twelve Months Ended
	December 30,	December 31,	%	December 30,	December 31,	%
	2006	2005	Change	2006	2005	Change
Net sales:
Manufacturing segment	$250,823	$350,247	(28%)	$1,195,834	$1,190,819	0%
International segment	32,640	—		$90,717	—
Retail segment	23,685	34,640	(32%)	117,397	135,371	(13%)
Less: intercompany	(6,200)	(9,400)		(39,300)	(53,600)

Total net sales	300,948	375,487	(20%)	1,364,648	1,272,590	7%

Cost of sales	251,355	309,392	(19%)	1,147,032	1,055,749	9%

Gross margin	49,593	66,095	(25%)	217,616	216,841	0%

Selling, general and administrative expenses	39,950	46,413	(14%)	159,659	151,810	5%
Mark-to-market credit for common stock warrant	—	—		—	(4,300)
Loss on debt retirement	398	8,956		398	9,857

Operating income	9,245	10,726	(14%)	57,559	59,474	(3%)

Interest expense, net	4,151	3,119	33%	14,446	13,986	3%

Income from continuing operations before income taxes	5,094	7,607	(33%)	43,113	45,488	(5%)

Income tax expense (benefit)	1,503	1,450		(95,211)	3,300

Income from continuing operations	3,591	6,157	(42%)	138,324	42,188	228%

Loss from discontinued operations, net of taxes	(27)	(174)		(16)	(4,383)

Net income	$3,564	$5,983	(40%)	$138,308	$37,805	266%

Income from continuing operations	$3,591	$6,157		$138,324	$42,188
Less: dividends on preferred stock	—	—		—	(293)
Less: amount allocated to participating securities	—	—		—	(952)

Income from continuing operations available to common shareholders	$3,591	$6,157	(42%)	$138,324	$40,943	238%

Basic income per share:
Income from continuing operations	$0.05	$0.08	(38%)	$1.81	$0.55	229%
Loss from discontinued operations	—	—		—	(0.06)

Net income	$0.05	$0.08	(38%)	$1.81	$0.49	270%

Weighted shares for basic EPS	76,454	76,003		76,334	74,891

Diluted income per share:
Income from continuing operations	$0.05	$0.08	(38%)	$1.78	$0.54	230%
Loss from discontinued operations	—	—		—	(0.06)

Net income	$0.05	$0.08	(38%)	$1.78	$0.48	271%

Weighted shares for diluted EPS	77,708	77,180		77,578	76,034

See accompanying Notes to Financial Information.

CHB/ 6
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

		(UNAUDITED)
	December 30,	September 30,	December 31,
	2006	2006	2005
		(Restated)
Assets:
Cash and cash equivalents	$70,208	$106,439	$126,979
Accounts receivable, trade	47,645	64,025	49,146
Inventories	102,350	111,693	108,650
Deferred tax assets	32,303	35,858	441
Other current assets	10,677	8,374	12,940

Total current assets	263,183	326,389	298,156

Property, plant and equipment, net	112,527	113,383	91,173
Goodwill and other intangible assets	335,464	331,091	158,101
Non-current deferred tax assets	71,600	64,200	—
Other non-current assets	17,841	18,918	19,224

	$800,615	$853,981	$566,654

Liabilities and Shareholders’ Equity:
Accounts payable	$54,607	$73,107	$29,115
Other accrued liabilities	148,596	162,182	156,976

Total current liabilities	203,203	235,289	186,091

Long-term debt	252,449	283,665	201,727
Long-term deferred tax liabilities	10,600	11,023	124
Other long-term liabilities	32,601	33,013	31,407
Shareholders’ equity	301,762	290,991	147,305

	$800,615	$853,981	$566,654

See accompanying Notes to Financial Information.
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CHB/ 7
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS
(In thousands)

	(UNAUDITED)
	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Net income	$3,564	$5,983	$138,308	$37,805
Loss from discontinued operations	27	174	16	4,383
Adjustments:
Depreciation and amortization	5,011	3,012	17,943	10,738
Stock-based compensation	846	1,666	4,563	5,674
Change in deferred taxes	(525)	—	(100,125)	—
Fixed asset impairment charge	—	—	1,200	—
Mark-to-market credit for common stock warrant	—	—	—	(4,300)
Loss on debt retirement	398	8,956	398	9,857
Gain on disposal of fixed assets	(238)	(66)	(4,708)	(1,691)
Changes in working capital	5,967	(18,206)	25,350	(38,022)
Changes in accrued liabilities	(12,939)	(5,808)	(24,753)	7,040
Other	(1,639)	3,005	1,682	6,922

Cash provided by (used for) continuing operating activities	472	(1,284)	59,874	38,406

Additions to property, plant and equipment	(3,303)	(3,809)	(17,582)	(11,785)
Acquisitions	(555)	11	(153,845)	(41,416)
Proceeds on disposal of fixed assets	1,836	355	7,564	5,576
Other	—	(49)	2	(104)

Cash used for investing activities	(2,022)	(3,492)	(163,861)	(47,729)

Payments on short-term debt	—	—	—	(8,195)
Proceeds from Term Loan	—	100,000	78,561	100,000
Purchase of Senior Notes and payments on long-term debt	(35,137)	(96,841)	(36,513)	(107,003)
Increase in deferred financing costs	—	(3,567)	(1,076)	(3,567)
(Increase) decrease in restricted cash	—	(185)	698	(184)
Purchase of common stock warrant	—	—	—	(4,500)
Common stock issued, net	19	758	1,974	2,340
Dividends paid on preferred stock	—	—	—	(293)

Cash (used for) provided by financing activities	(35,118)	165	43,644	(21,402)

Net cash provided by (used for) operating activities of discontinued operations	33	246	633	(3,247)
Net cash provided by investing activities of discontinued operations	—	303	568	30,952
Net cash used for financing activities of discontinued operations	—	(18)	—	(12,267)

Cash provided by discontinued operations	33	531	1,201	15,438

Effect of exchange rate changes on cash and cash equivalents	404	—	2,371	—

Decrease in cash and cash equivalents	(36,231)	(4,080)	(56,771)	(15,287)
Cash and cash equivalents at beginning of period	106,439	131,059	126,979	142,266

Cash and cash equivalents at end of period	$70,208	$126,979	$70,208	$126,979

See accompanying Notes to Financial Information.
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CHB/ 8
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)
(1) The Company’s international segment consists of Caledonian Building Systems Limited, which was acquired on April 7, 2006. The acquisition was funded through a combination of proceeds from a term loan and cash.
(2) In the second quarter of 2006 the Company reversed its deferred tax asset valuation allowance. This reversal, as originally reported, resulted in income of $109.7 million but was subsequently reduced to $101.9 million. Beginning in the third quarter of 2006, the Company’s earnings are now fully taxed for financial reporting purposes.
(3) The Company evaluates the performance of its manufacturing, international and retail segments based on income before amortization of intangibles, interest, income taxes and general corporate expenses. Reconciliations of income from continuing operations before income taxes for the three and twelve months ended are as follows (dollars in thousands):

	December 30,	Related	December 31,	Related	%
	2006	Sales	2005	Sales	Change
Three months ended:
Manufacturing segment income	$15,042	6.0%	$26,971	7.7%	(44%)
International segment income	2,476	7.6%	—
Retail segment income	1,319	5.6%	2,115	6.1%	(38%)
General corporate expenses	(8,066)		(9,704)		(17%)
Amortization of intangibles	(1,428)		—
Loss on debt retirement	(398)		(8,956)
Intercompany eliminations	300		300
Interest expense, net	(4,151)		(3,119)		33%

Income from continuing operations before income taxes	$5,094	1.7%	$7,607	2.0%	(33%)

	December 30,	Related	December 31,	Related	%
	2006	Sales	2005	Sales	Change
Twelve months ended:
Manufacturing segment income	$81,600	6.8%	$90,286	7.6%	(10%)
International segment income	5,634	6.2%	—
Retail segment income	7,636	6.5%	8,167	6.0%	(7%)
General corporate expenses	(32,472)		(35,522)		(9%)
Amortization of intangibles	(3,941)		—
Mark-to-market credit for stock warrant	—		4,300
Loss on debt retirement	(398)		(9,857)
Intercompany eliminations	(500)		2,100
Interest expense, net	(14,446)		(13,986)		3%

Income from continuing operations before income taxes	$43,113	3.2%	$45,488	3.6%	(5%)

(4) The Company’s discontinued operations consist primarily of its traditional retail business, which was disposed of in 2005.
(5) The Company early adopted SFAS No. 123(R), in the fourth quarter of 2005, effective January 2, 2005, using the modified prospective method of transition. Quarterly results for 2005 have been restated accordingly. The effect of expensing stock options was insignificant in both 2006 and 2005.
(6) For the twelve months ended December 30, 2006, gains on sales of fixed assets resulted primarily from the sale of an investment property in Florida and the sale of five idle manufacturing plants.
(7) During the third quarter of 2006, the Company acquired North American Housing Corp., a manufacturer of modular homes in the Virginia area. In the first quarter of 2006 the Company acquired Highland Manufacturing Company, LLC, a manufacturer of modular and HUD-Code homes in the north central U.S.
(8) On September 8, 2006, the Company entered into a stock purchase agreement to sell all of the outstanding equity interest of its wholly-owned subsidiary, San Jose Advantage Homes, Inc. As a result, all related assets and liabilities were reclassified as held for sale as of September 30, 2006. On November 19, 2006, the Company terminated the stock purchase agreement. Accordingly, the Company has reclassified the related assets and liabilities back to their respective categories as of September 30, 2006 and December 30, 2006.
(9) During the fourth quarter of 2006, the Company purchased $7.0 million of its outstanding Senior Notes due 2009 for cash consideration of $6.9 million and made a voluntary repayment of $27.8 million on its Term Loan due 2012, resulting in a pretax loss of $0.4 million from the write-off of related deferred issuance costs. During the second quarter of 2005, the Company purchased $9.1 million of its then outstanding Senior Notes due 2007 for cash consideration of $9.9 million, resulting in a pretax loss of $0.9 million. During the fourth quarter of 2005, the Company purchased and retired the remaining $88.4 million of Senior Notes due 2007 for cash payments totaling $96.4 million, resulting in a pretax loss of $9.0 million.
(10) During the twelve months ended December 31, 2005, the Company recorded credits (income) of $4.3 million for the change in the estimated fair value of its outstanding common stock warrant for 2.2 million shares. In April 2005 the Company repurchased and cancelled the warrant in exchange for a cash payment of $4.5 million.
(11) The company’s participating securities for determining EPS during the 2005 period consisted of its convertible preferred stock and common stock warrant. As a result of the repurchase and cancellation of the warrant and the conversion of all convertible preferred stock in April 2005, the Company’s participating securities have been eliminated for 2006.
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CHB/ 9
CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three months ended			Twelve months ended
	December 30,	December 31,	%	December 30,	December 31,	%
	2006	2005	Change	2006	2005	Change

MANUFACTURING SEGMENT:
Units sold:
HUD Code	2,804	5,415	(48%)	15,341	18,989	(19%)
Modular	1,140	1,222	(7%)	4,653	3,958	18%
Canadian	275	281	(2%)	1,132	1,013	12%

Total units sold	4,219	6,918	(39%)	21,126	23,960	(12%)
Less: intercompany	91	123	(26%)	570	867	(34%)

Homes sold to independent retailers/builders	4,128	6,795	(39%)	20,556	23,093	(11%)

Floors sold	8,242	12,091	(32%)	40,521	44,905	(10%)

Multi-section mix	82%	65%		80%	79%

Average unit prices, excluding delivery
Total	$54,600	$45,600	20%	$51,800	$45,700	13%
HUD Code	$46,800	$40,000	17%	$45,400	$41,700	9%
Modular	$70,600	$68,100	4%	$70,300	$63,700	10%
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